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                                Exhibit (c)(7)
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                         ****FOR IMMEDIATE RELEASE****


DATE:   April 16, 1997             CONTACT:  Robert E. Prince, Pres. and CEO
                                             Robert F. Shawver, Exec. Vice Pres.
Diane R. Brown, Investor Relations
(410) 312-5100
www.gtsduratek.com

                      GTS  DURATEK COMPLETES ASSESSMENT OF
                            SAVANNAH RIVER FACILITY

COLUMBIA, Md.- GTS Duratek (DRTK - NASDAQ) announced today that its management had reached a decision on the actions to be taken to resume radioactive waste processing at its M-Area processing plant located on the Department of Energy's
(DOE) Savannah River Site. On March 27, 1997, GTS Duratek suspended operations at the plant to conduct an inspection to determine whether excessive wear of certain melter box internal components had occurred. Inspections confirmed that melter restart might have been possible after only minimal repair. However, GTS Duratek management concluded that minimal repair and restart would leave considerable risk that the melter might be unable to complete the current $14 million fixed price contract for processing radioactive waste without additional unscheduled shutdowns and repairs. Accordingly, GTS Duratek management made the decision to undertake more extensive repairs and modification of the facility, including melter box replacement, before resumption of radioactive waste processing. Management determined that establishing a longer term record of reliable operations of the melter at the M-Area processing plant is an important step toward the multi-billion dollar DOE Hanford Tank Waste privatization with GTS Duratek's strategic partner BNFL Inc.

Robert E. Prince, President and CEO said, "The inspection was good news, and bad news. The inspection showed that most of the refractory did not show excessive wear. There were only a few spots with severe problems that almost certainly were the result of chemicals added during initial melter operations. We have revised the startup procedure to prevent this type of damage in the future. However, due to the complexity in performing repairs inside of a melter that has operated for over 1,000 hours processing more than 100,000 gallons of radioactive waste, the preferable approach is to replace the melter box with a new one that can be assembled outside the radioactive portion of the facility. This approach allows working in a non-radioactive environment and thereby provides more control over cost and schedule. Simultaneously, with melter replacement, we will also make other facility enhancements to allow processing of additional waste streams at greater throughput."

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GTS Duratek estimates that the M-Area facility will resume radioactive waste processing operation by the end of the fourth of quarter 1997. The schedule is affected by the time required to order specialized refractory bricks for the melter and to complete assembly of the melter, and because of the complexities of working in a regulated environment. GTS Duratek will take a reserve of $5.9 million in the first quarter of 1997 to cover the estimated costs of the repair and for estimated losses on the fixed price contract resulting from the delay. GTS Duratek is currently seeking to extend the date by which GTS Duratek was required to complete the waste processing under this contract.

Richard Peebles, Vice President, BNFL, Inc., said, "I am sorry to see our friends at GTS Duratek facing a short-term financial loss on this project. However, GTS Duratek is demonstrating how under the new privatization approach, it is the contractor's responsibility to sort out the technical problems, without passing the cost on to the taxpayer. The M-Area melter has made a major contribution in demonstrating the viability of vitrification for low-level waste. The lessons learned will be a great value for our projects at Hanford, Idaho and elsewhere. We fully support GTS Duratek and its technology."

GTS Duratek is also completing the final actions necessary to close the acquisition of The Scientific Ecology Group (SEG), a wholly owned subsidiary of Westinghouse. This acquisition will significantly increase the revenue of GTS Duratek, will add 14 field deployed technologies and 700 employees and will make GTS Duratek the largest commercial processor of low level radioactive and mixed waste in the U.S.

With the imminent closing of the SEG acquisition, the Company's senior management has established the priorities for the remainder of 1997 to be: (1) restarting the M-Area melter; (2) successfully and rapidly incorporating SEG's business; and (3) meeting commitments to the billion dollar DOE privatization cleanups in Hanford, Washington and in Idaho. Consequently, capital commitments will be directed to these priorities and management will reduce the priority of, and capital commitments to, other projects which have higher levels of marketplace uncertainty or have longer-term financial prospects. As a result, the DuraChem facility, for processing commercial radioactive ion exchange resin in the U.S., located in Barnwell, South Carolina, will not commence commercial operations in 1997 as previously reported.

Robert E. Prince, President and CEO said, "Setting priorities is an important part of achieving success. SEG has excellent potential for near-term financial return. To realize the return, GTS Duratek must stay focused on the right targets."

GTS Duratek is an environmental technology and services firm that uses its proprietary processes to convert radioactive and hazardous waste into environmentally safe forms.

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